Exhibit 99.1

Program#/Poster#:	510.9
Subthalamic GAD gene transfer improves brain metabolism associated with clinical recovery in Parkinson’s disease
Title:

Location:	Georgia World Congress Center: Room B405

Presentation Start/End Time:	Tuesday, Oct 17, 2006, 10:00 AM -10:15 AM

Authors:	*M. J. DURING[1], A. FEIGIN[2], D. EIDELBERG[2], H. FITZSIMONS[3], R. BLAND[3], T. A. LAWLOR[4], D. YOUNG[4], C. TANG[2], M. COX[2], M. G. KAPLITT[1];

[1]Neurological Surgery, Weill Med Coll/Cornell Univ, New York, NY, [2]Neurosci, North Shore Hospital, Manhasset, NY, [3]Neuroscience, Neurologix, Columbus, OH, [4]Mol. Med., Auckland Univ, Auckland, NEW ZEALAND.

Parkinson’s disease (PD) is associated with neuronal death and dysfunction leading to a disruption in the tightly orchestrated networks that regulate movement. The subthalamic nucleus (STN) is strategically positioned in the basal ganglia circuit, and in PD it is overactive due to loss of GABAergic inhibition. We have previously demonstrated in both rodent and non-human primate models of PD that GAD gene transfer to the STN results in biochemical and behavioral recovery. Building on this preclinical efficacy data, we obtained FDA and IRB approvals for a dose-escalation, open label Phase I study. Twelve subjects with moderately advanced PD (H&Y Stage III or IV, UPDRS >30; 5 year + duration) underwent a unilateral stereotactic procedure with the STN target confirmed by microelectrode recording. 4 subjects in each of three dose cohorts received 3.5, 10.5 and 35 billion AAV-GAD genomic particles. Subjects were followed out to 12 months with both glucose PET and neurological exam. The primary outcome measure of this Phase I study, i.e. safety and tolerability, was successfully met, with not a single subject having a treatment-related adverse event. All subjects were discharged afebrile within 48 hours of surgery. The unilateral study design provided an opportunity to use the untreated, contralateral side as a control. The escalating dose design also allowed for comparisons of high vs. mid and low dose cohorts. Compared to baseline, the mean bilateral UPDRS (motor component) at 6 months improved significantly with a dose effect evident. Particularly encouraging was the R=0.78 correlation between UPDRS scores and premotor cortex PET glucose signal on the operated side. There was no change in PET in the contralateral non-injected hemisphere. Moreover, the time course of improvement with no effect at one month and progressive clinical improvement from three to six months is consistent with the biology of AAV-mediated gene transfer in mammalian brain. In summary, STN AAV-GAD gene transfer is safe, and is associated with significant improvement which appears unlikely to be related to placebo or injury-related effects. Further studies will be necessary to definitively determine efficacy.

M. J. During, A. Feigin, D. Eidelberg, H. Fitzsimons, R. Bland, T. A. Lawlor, D. Young, C. Tang, M. Cox, M. G. Kaplitt. Subthalamic GAD gene transfer improves brain metabolism associated with clinical recovery in Parkinson’s disease. Program No. 510.09. 2006 Neuroscience Meeting Planner. Atlanta, GA: Society for Neuroscience, 2006. Online.

Cautionary Statement Regarding Forward-looking Statements

This abstract includes certain statements of the Company that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words "expects," "promises," "anticipates," "estimates," "plans," "intends," "projects," "predicts," "believes," "may" or "should," and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

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The Company is still in the development stage and has not generated any revenues. From inception through June 30, 2006, it incurred net losses and negative cash flows from operating activities of approximately $17.3 million and $13.2 million, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future.

Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

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In order to obtain the regulatory approvals necessary to commercialize its current or future product candidates, from time to time the Company will need to raise funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. Availability of financing depends upon a number of factors beyond the Company's control, including market conditions and interest rates. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

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The ongoing Phase I clinical trial for treatment of Parkinson's disease using the Company's NLX technology is not complete and the results will require analysis. If the trial proves unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

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There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of epilepsy to enable it to file an Investigational New Drug Application with the FDA for permission to begin a Phase I safety trial or that, if filed, such permission will be granted.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2005 Annual Report on Form 10-KSB. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company's expectations.